Exhibit 5.2

[Letterhead of Holland & Hart LLP]

July 27, 2009

HD Supply, Inc.

3100 Cumberland Blvd., Suite 1480

Atlanta, Georgia 30339

Re:	HDS IP Holding, LLC

Our File No. 59139.0001

Ladies and Gentlemen:

We have acted as special Nevada counsel to HDS IP Holding, LLC, a Nevada limited liability company (the “Company”), in connection with the execution and delivery of the agreements to which the Company is a party that are listed in Schedule I hereto (the “Transaction Documents”). At your request, this opinion is being furnished to you.

In arriving at the opinions expressed below, we have examined and relied on the original, or a copy, certified or otherwise, represented to us to be an execution copy thereof, of each of the following documents:

(a)	the Transaction Documents;

(b)	a copy of the Articles of Organization of the Company filed with the Secretary of State of Nevada on August 13, 2007 (“Articles”);

(c)	a copy of the operating agreement of the Company (“Operating Agreement”);

(d)	Written Consent of the Manager of the Company dated July 9, 2009; (the “Consent”);

(e)	Manager’s Certificate of the Company dated August 30, 2007 (the “Manager’s Certificate”); and

(f)	Certificate of Existence as to the Company issued by the Nevada Secretary of State on July 9, 2009 (“Good Standing Certificate”).

HD Supply, Inc.
July 27, 2009

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that if referred to in or incorporated by reference into any document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, and (ii) all documents submitted to us as copies conform with the original copies of those documents.

For purposes of this opinion, we have assumed:

(i)        except to the extent provided in paragraph 1 below, that each party to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation,

(ii)       the legal capacity of each natural person who is a signatory to any of the documents examined by us,

(iii)      except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,

(iv)      that each of the documents examined by us has been delivered and exchanged among the respective parties following signing by the parties,

(v)       that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Company,

(vi)      that the Articles and Operating Agreement are in full force and effect, have not been amended and no amendment of the Articles or the Operating Agreement is pending or has been proposed,

HD Supply, Inc.
July 27, 2009

(vii)      that the Consent has been duly adopted, has not been amended, modified or revoked and is in full force and effect on the date hereof,

(viii)     in connection with the documents of which we have received a form, that (a) all blanks contained in such documents have been properly and appropriately completed, (b) optional provisions included in such documents have been properly and appropriately selected, and (c) such documents conform in all material respects to the forms which we have reviewed.

We have not participated in the preparation of any offering material relating to the Company and assume no responsibility for the contents of any such material.

This opinion is limited to the laws of the State of Nevada (excluding the securities laws and blue sky laws of the State of Nevada), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto (the “Applicable Law”). Our opinions are rendered only with respect to Nevada laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property.

Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we advise you that, in our opinion:

1.        The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada, and has the limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and perform its obligations thereunder.

2.        The Company has taken all necessary limited liability company action to authorize the execution, delivery and performance by it of the Transaction Documents to which it is a party, and the execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary and proper action under the Company’s organizational documents.

3.        No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Nevada governmental authority under Applicable Law (as hereinafter defined) is required by the Company solely as a result of the execution, delivery or performance by the Company of the Transaction Documents.

HD Supply, Inc.
July 27, 2009

4.        The execution and delivery by the Company of the Transaction Documents to which it is a party, the consummation of the transactions contemplated thereby, (a) will not violate, or constitute a default under, any Applicable Law, and (b) will not violate its Articles or Operating Agreement.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

(a)        There has not been any mutual mistake of fact or misunderstanding, fraud, duress, undue influence or breach of fiduciary duties with respect to any of the matters relevant to the opinions expressed herein. All parties have complied with any requirement of good faith, fair dealing and conscionability.

(b)        All parties to the documents will act in accordance therewith and refrain from taking any action forbidden by the terms and conditions of such documents.

(c)        This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

We understand that you will rely as to matters of Nevada law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Nevada law, as applicable, upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Company. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Nevada law, as applicable, upon this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are as of the date hereof (and not as of any other date), and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur, in each case after the date of effectiveness of the Registration Statement, which could affect such opinions.

Very truly yours,
/s/ Holland & Hart LLP

Schedule I

TRANSACTION DOCUMENTS

1.	Supplemental Indenture in Respect of Subsidiary Guarantee for 12.0% Senior Cash Pay Notes due 2014 dated October 30, 2007.

2.	Supplemental Indenture in Respect of Subsidiary Guarantee for 13.5% Senior Subordinated Notes due 2015 dated October 30, 2007.

3.	Third Supplemental Indenture for 12.0% Senior Cash Pay Notes due 2014 dated October 30, 2007.

4.	Third Supplemental Indenture for 13.5% Senior Subordinated Notes due 2015 dated October 30, 2007.